Exhibit 5.1

212-373-3000

212-757-3990

February 29, 2016

Canadian Pacific Railway Limited

Canadian Pacific Railway Company

7550 Ogden Dale Road S.E.

Calgary, Alberta T2C 4X9

Registration Statement on Form S-3

Ladies and Gentlemen:

In connection with the Registration Statement on Form S-3 (the “Registration Statement”) of Canadian Pacific Railway Company (“CPRC”) and its parent company Canadian Pacific Railway Limited (“CPRL”) named therein as a guarantor (collectively, the “Registrants”) filed on February 29, 2016 with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”), and the rules and regulations thereunder (the “Rules”). The Registration Statement relates to the registration under the Act of:

1.	debt securities of CPRC (the “Debt Securities”); and

2.	guarantees of the Debt Securities by CPRL (the “Guarantees”)

The Debt Securities and the Guarantees (collectively, the “Securities”) are being registered for offer and sale from time to time as provided by Rule 415 under the Act.

The Debt Securities and the related Guarantees are to be issued under the indenture (the “Indenture”), dated as of September 11, 2015, as supplemented from time to time, between CPRC and Wells Fargo Bank, National Association, as trustee (the “Trustee”).

In connection with the furnishing of this opinion, we have examined original, or copies certified or otherwise identified to our satisfaction, of the following documents:

1. the Registration Statement; and

2. the Indenture incorporated by reference as Exhibit 4.1 to the Registration Statement.

In addition, we have examined such other certificates, agreements and documents that we deemed relevant and necessary as a basis for the opinions expressed below. We have also relied upon the factual matters contained in the representations and warranties of the Registrants made in the documents reviewed by us and upon certificates of public officials and the officers of the Registrants.

In our examination of the documents referred to above, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the documents reviewed by us, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as certified, photostatic, reproduced or conformed copies of valid existing agreements or other documents, the authenticity of all such latter documents and that the statements regarding matters of fact in the certificates, records, agreements, instruments and documents that we have examined are accurate and complete.

We have also assumed, without independent investigation, that (i) the Registrants are validly existing and in good standing under the laws of their respective jurisdictions of incorporation, (ii) the Registrants have corporate power and authority to execute and deliver, and perform their respective obligations under, the Indenture and the Debt Securities, (ii) CPRL has corporate power and authority to perform its obligations under the Guarantees, (iii) the execution, delivery and performance of the Indenture and the Debt Securities by the Registrants, as applicable, have been duly authorized by all necessary corporate action and do not violate any organizational documents of the Registrants or the laws of their respective jurisdictions of incorporation, (iv) the performance of the Guarantees by CPRL has been duly authorized by all necessary corporate action and does not violate any organizational documents of CPRL or the laws of its jurisdiction of incorporation, (iv) the due execution and delivery of the Indenture under the laws of the Registrants’ respective jurisdictions of incorporation, (v) the execution, delivery and performance of the Indenture and the Debt Securities, the performance of the Guarantees by CPRL and the issuance of the Securities do not conflict with or constitute a breach of the terms of any agreement or instrument to which CPRC or CPRL is subject or violate applicable law or contravene any requirement or restriction imposed by any court or governmental body having jurisdiction over CPRC or CPRL and (vi) the Indenture constitutes the legal, valid and binding obligation of the Trustee.

With respect to the Securities of a particular series or issuance, we have assumed that (i) the issuance, sale, number and amount, as the case may be, and terms of the Securities to be offered from time to time will be duly authorized and established, in accordance with the organizational documents of the Registrants, the laws of the State of New York and their respective jurisdictions of incorporation, and the Indenture, (ii) the Debt Securities will be duly authorized, executed, issued and delivered by CPRC and duly authenticated or delivered by the Trustee against payment by the purchaser at the agreed-upon consideration and (iii) the Securities will be issued and delivered as contemplated by the Registration Statement and the applicable prospectus supplement.

Based upon the above, and subject to the stated assumptions, exceptions and qualifications, we are of the opinion that when the specific terms of a particular issuance of Debt Securities and the related Guarantees have been duly authorized by CPRC and CPRL, as applicable, and such Debt Securities have been duly executed, authenticated, issued and delivered and the related Guarantees have been duly issued, the Debt Securities will constitute the legal, valid and binding obligations of CPRC, enforceable against CPRC in accordance with their terms and the related Guarantees will constitute the legal, valid and binding obligations of CPRL, enforceable against CPRL in accordance with their terms.

The opinion expressed above as to enforceability may be subject to (i) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law). We express no opinion with respect to the enforceability of any indemnity against any loss in converting into a specified currency the proceeds or amount of a court judgment in another currency.

The opinion expressed above is limited to the laws of the State of New York. Our opinion is rendered only with respect to the laws, and the rules, regulations and orders under those laws, that are currently in effect.

We hereby consent to use of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” contained in the prospectus included in the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required by the Act or the Rules.

Very truly yours,

/s/ Paul, Weiss, Rifkind, Wharton & Garrison LLP

PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP

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